Exhibit 99.1

       Revlon Reports Second Quarter and Six-Month 2004 Results

    NEW YORK--(BUSINESS WIRE)--Aug. 3, 2004--Revlon, Inc. (NYSE: REV) today announced results for the second quarter and six months ended June 30, 2004. Net sales for the second quarter declined 2% versus year-ago, while net sales for the first six months grew 2%. Adjusted EBITDA(1) for the second quarter advanced 15% to $24 million, and Adjusted EBITDA for the first six months advanced 55% to $68 million.
    Commenting on the quarter, Revlon President and Chief Executive Officer Jack Stahl stated, "We continued to make meaningful progress to strengthen our business and our balance sheet in the second quarter. We believe that we are taking the appropriate steps to position Revlon to drive long-term category growth and improve our profit margins, recognizing that the color cosmetics category in the ACNielsen(2) U.S. mass market continues to be challenging, declining 1.5% for the first six months of this year. We remain focused on driving the long-term health of the Company, and I am confident that the actions we are taking to strengthen our strategic and operational approach to the business will position Revlon for long-term, profitable growth."
    Revlon will host a conference call with members of the investment community on August 3, 2004 at 9:30 AM EDT to discuss the results of the second quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and additional information related to this presentation will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Second Quarter Results

    Net sales in the second quarter of 2004 declined approximately 2% to $316 million, compared with net sales of $322 million in the second quarter of 2003. Excluding the impact of sales-related growth plan(3) charges on the year-ago period, net sales declined 5%. This performance reflected higher returns and allowances and lower shipments in North America(4), partially offset by solid growth and favorable foreign currency translation in International. Also benefiting the sales comparison in the quarter were higher licensing revenues of approximately $6 million, largely due to the prepayment of certain minimum royalties by a licensee.
    In North America, net sales declined 8% to $207 million, versus $225 million in the second quarter of 2003. Excluding the impact of sales-related growth plan charges on the year-ago period, net sales declined 12%. This performance primarily reflected lower shipments, stemming from color cosmetics category softness and Revlon's more focused new products offering this year versus last year, as the Company refined its new product development strategy and process to enhance innovation and improve overall profitability. The new strategy and process, which was implemented by Revlon in 2003, will produce its first line-up of cross-functionally conceived and developed new products in 2005. Also impacting the sales comparison were higher returns and allowances, stemming from particularly low returns and allowances in the year-ago quarter, partially offset by the higher licensing revenues.
    In International, net sales grew 12% to $109 million, versus $97 million in the second quarter of 2003. This growth reflected particular strength in the Company's Far East region as well as favorable foreign currency translation. Excluding the favorable impact of foreign currency translation, International net sales advanced 6% versus year-ago.
    Operating loss in the quarter narrowed to $1.8 million, versus an operating loss of $3.1 million in the second quarter of 2003. This performance primarily reflected the absence in the current quarter of approximately $15 million of growth plan charges taken in the second quarter of 2003, as well as the higher licensing revenues and improved manufacturing margins. Offsetting these positive factors were higher returns and allowances and lower shipments.
    Adjusted EBITDA in the second quarter was $23.7 million, compared with Adjusted EBITDA of $20.6 million in the second quarter of 2003. This performance was driven by largely the same factors as those that impacted the operating income comparison. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to its most directly comparable GAAP measures, net loss and cash flow used for operating activities, in the accompanying financial tables.
    Net loss in the second quarter was $38.9 million, or $0.11 per diluted share, compared with a net loss of $37.8 million, or $0.68 per diluted share, in the second quarter of 2003. Net loss in the second quarter of 2003 included a $7.0 million tax benefit associated with the resolution of various tax audits. On a diluted per share basis, net loss in the current quarter reflected the impact of the Company's debt-for-equity exchange offers, consummated in March 2004, which significantly increased common shares outstanding. Cash flow used for operating activities in the second quarter of 2004 was $64.5 million, compared with cash flow used for operating activities of $74.3 million in the second quarter of 2003.
    In terms of U.S. marketplace performance, according to ACNielsen, the color cosmetics category for the quarter declined approximately 3.4% versus the same period last year and was down 1.5% for the first six months of 2004. Combined share for the Revlon and Almay brands totaled 21.7% for the quarter, compared with 22.5% in the second quarter of 2003. For the first six months, combined market share totaled 21.9%, compared with 22.7% for the first six months of 2003. The share performance reflected less share contribution from new products this year, while the Company's share on existing businesses advanced solidly. Further commenting on the business, Mr. Stahl stated, "Obviously, given our market share results through the first half of this year, our expectation of maintaining our overall share for the year, after gaining share in 2003, may well prove difficult to achieve." In other categories, the Company gained share in the quarter in hair color and beauty tools, while market share was essentially even for anti-perspirants/deodorants.

    Six-Month Results

    For the first six months of 2004, net sales advanced approximately 2% to $625 million, compared with net sales of $614 million in the same period last year. Excluding the impact of sales-related growth plan charges on the year-ago period, net sales declined approximately 1%.
    In North America, net sales of $413 million for the first six months were down approximately 4% versus net sales of $430 million in the same period last year. Excluding the impact of sales-related growth plan charges on the year-ago period, North America net sales declined approximately 7%. In International, net sales of $212 million advanced 15% versus net sales of $184 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew 5% in the six-month period.
    Operating income in the first six months of 2004 was $18.3 million, versus an operating loss of $7.3 million in the first six months of 2003, which included growth plan charges totaling approximately $26 million.
    Adjusted EBITDA in the first six months of 2004 was $68.2 million, compared with Adjusted EBITDA of $44.0 million in the first six months of 2003. Adjusted EBITDA in the first six months of 2003 included approximately $24 million of charges associated with the Company's growth plan.
    Net loss was $97.1 million, or $0.42 per diluted share, in the first six months of 2004, compared with a net loss of $86.5 million, or $1.60 per diluted share, in the first six months of 2003. Impacting the diluted per share comparison for the six-month period was the impact of the Company's debt-for-equity exchange offers, consummated in March 2004, which significantly increased common shares outstanding. Cash flow used for operating activities in the first six months of 2004 was $100.1 million, compared with cash flow used for operating activities of $134.8 million in the first six months of 2003.

    About Revlon

    Revlon is a worldwide cosmetics, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Footnotes to Press Release

    (1)Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that, as a performance measure, Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.
    In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

    (2)All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass-market dollar volume.

    (3)The Company's growth plan, the implementation of which was accelerated in the fourth quarter of 2002, involves, among other things, increasing the effectiveness of the Company's advertising and in-store promotional marketing, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, and further strengthening the Company's new product development process and other organizational capabilities to accelerate the execution of the plan. Over the 2002 to 2003 period, the Company incurred charges totaling approximately $135 million associated with the acceleration of its growth plan, with no additional charges associated with the acceleration of its plan expected.
    The Company believes that net sales excluding growth plan-related returns and allowances is useful in understanding net sales performance excluding the effect of growth plan charges which impacted the Company's performance in 2003.

    (4)North America includes the United States and Canada.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations regarding the effectiveness of its strategy to fundamentally strengthen its business, the current softness in the category slowing the Company's rate of progress, taking actions, including changes the Company is currently making to strengthen its strategic and operational approach to the business, which the Company believes are necessary to drive long-term category growth, improve profit margins, and achieve long-term profitable growth, the Company's expectation that its new product development process and strategy will produce its first line-up of cross-functionally conceived and developed new products in 2005 and the Company's expectations regarding its overall market share for the year. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004, and Current Reports on Form 8-K filed with the SEC during 2004 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including the Company's inability to fundamentally strengthen its business, unforeseen levels of softness in the category which could cause the Company's rate of growth to slow more than anticipated, the Company's inability to effectuate actions which the Company believes are necessary to drive long-term category growth, improve profit margins, and achieve long-term profitable growth, difficulties and delays with the new product development process or the inability to launch the expected level of new products in 2005, and difficulties with regard to the Company's overall market share for the year. Factors other than those listed above could also cause the Company's results to differ materially from expected results.


                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)


                     Three Months Ended           Six Months Ended
                          June 30,                    June 30,
                  ------------------------   -------------------------
                     2004         2003           2004         2003
                  -----------  -----------   ------------  -----------
Net sales        $     316.1  $     322.3   $      624.5  $     614.3
Cost of sales          118.4        125.2          235.5        236.7
                  -----------  -----------   ------------  -----------
 Gross profit          197.7        197.1          389.0        377.6
Selling, general
 and
 administrative
 expenses              199.4        200.2          371.3        384.4
Restructuring
 costs (benefit)         0.1            -           (0.6)         0.5
                  -----------  -----------   ------------  -----------

 Operating (loss)
  income                (1.8)        (3.1)          18.3         (7.3)
                  -----------  -----------   ------------  -----------

Other
 expenses
 (income):
 Interest expense       29.0         42.8           73.6         84.2
 Interest income        (1.1)        (1.7)          (2.1)        (2.2)
 Amortization of
  debt issuance
  costs                  2.5          2.4            5.1          4.4
 Foreign currency
  losses (gains),
  net                    3.0         (2.7)           1.6         (2.4)
 Loss on early
  extinguishment
  of debt                  -            -           32.6            -
 Miscellaneous,
  net                    2.4            -            2.5          0.4
                  -----------  -----------   ------------  -----------
  Other expenses,
   net                  35.8         40.8          113.3         84.4
                  -----------  -----------   ------------  -----------

Loss before
 income taxes          (37.6)       (43.9)         (95.0)       (91.7)

Provision
 (benefit) for
 income taxes            1.3         (6.1)           2.1         (5.2)
                  -----------  -----------   ------------  -----------

Net loss         $     (38.9) $     (37.8)  $      (97.1) $     (86.5)
                  ===========  ===========   ============  ===========


Basic and diluted
 net loss per
 common share    $     (0.11) $     (0.68)  $      (0.42) $     (1.60)
                  ===========  ===========   ============  ===========

Weighted average
 number of common
 shares
 outstanding:
 Basic and
 diluted         369,526,515   55,225,957    231,229,771   53,947,077
                 ============  ===========   ============  ===========


                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                              June 30,    December 31,
                     ASSETS                     2004         2003
                                             -----------   ---------
                                             (Unaudited)
Current assets:
         Cash and cash equivalents          $      51.7   $    56.5
         Trade receivables, net                   170.4       182.5
         Inventories                              159.6       142.7
         Prepaid expenses and other                43.6        33.9
                                             -----------   ---------
                 Total current assets             425.3       415.6
Property, plant and equipment, net                125.2       132.1
Other assets                                      157.7       158.4
Goodwill, net                                     186.1       186.1
                                             -----------   ---------
                 Total assets               $     894.3   $   892.2
                                             ===========   =========

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
         Short-term borrowings - third
          parties                           $      33.7   $    28.0
         Accounts payable                         105.1        97.4
         Accrued expenses and other               287.9       321.9
                                             -----------   ---------
                 Total current liabilities        426.7       447.3
Long-term debt                                  1,170.4     1,869.5
Other long-term liabilities                       290.7       301.0
Total stockholders' deficiency                   (993.5)   (1,725.6)
                                             -----------   ---------
                 Total liabilities and
                  stockholders' deficiency  $     894.3   $   892.2
                                             ===========   =========


                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)


                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            -------------------   --------------------
                                2004    2003          2004     2003
                             --------- --------    --------- --------
                                (Unaudited)           (Unaudited)
Reconciliation to cash
 flows from operating
 activities:
----------------------

Net cash used for operating
 activities                $     (64.5) $(74.3)  $    (100.1) $(134.8)

Changes in assets and
 liabilities, net of
 acquisitions and
 dispositions                     41.1    64.5          78.9    106.6
Loss on early
 extinguishment of debt
 - cash portion                   13.3       -          13.3        -
Interest expense, net             27.1    39.2          69.9     79.4
Foreign currency losses
 (gains), net                      3.0    (2.7)          1.6     (2.4)
Miscellaneous, net                 2.4       -           2.5      0.4
Provision (benefit) for
 income taxes                      1.3    (6.1)          2.1     (5.2)

                             --------- --------    ---------  --------
Adjusted EBITDA            $      23.7  $ 20.6   $      68.2  $  44.0
                             ========= ========    =========  ========

Reconciliation to
 net loss:
-------------------------

Net loss                   $     (38.9) $(37.8)  $     (97.1) $ (86.5)

Interest expense, net             27.9    41.1          71.5     82.0
Amortization of debt
 issuance costs                    2.5     2.4           5.1      4.4
Foreign currency losses
 (gains), net                      3.0    (2.7)          1.6     (2.4)
Loss on early
 extinguishment of debt              -       -          32.6        -
Miscellaneous, net                 2.4       -           2.5      0.4
Provision (benefit) for
 income taxes                      1.3    (6.1)          2.1     (5.2)
Depreciation and
 amortization                     25.5    23.7          49.9     51.3

                             --------- --------    ---------  --------
Adjusted EBITDA            $      23.7  $ 20.6   $      68.2  $  44.0
                             ========= ========    =========  ========


                     REVLON, INC. AND SUBSIDIARIES
                       UNAUDITED NET SALES DATA
                         (dollars in millions)


Three Months Ended June 30, 2004
--------------------------------
                                                                As
                                                             reported
                                                              without
                                          As        Growth     growth
                                       reported      plan       plan
                                       ---------    ------   ---------

North America                         $   206.8   $     -  $    206.8

International                             109.3         -       109.3
                                       ---------    ------   ---------

Net sales                             $   316.1   $     -   $   316.1
                                       =========    ======   =========


Three Months Ended June 30, 2003
--------------------------------
                                                                As
                                                             reported
                                                              without
                                          As        Growth     growth
                                       reported      plan       plan
                                       ---------    ------   ---------

North America                         $   224.8   $   9.5  $    234.3

International                              97.5         -        97.5
                                       ---------    ------   ---------

Net sales                             $   322.3   $   9.5   $   331.8
                                       =========    ======   =========


Six Months Ended June 30, 2004
------------------------------
                                                                As
                                                             reported
                                                              without
                                          As        Growth     growth
                                       reported      plan       plan
                                       ---------    ------   ---------

North America                         $   412.7   $     -  $    412.7

International                             211.8         -       211.8
                                       ---------    ------   ---------

Net sales                             $   624.5   $     -   $   624.5
                                       =========    ======   =========


Six Months Ended June 30, 2003
------------------------------
                                                                As
                                                             reported
                                                              without
                                          As        Growth     growth
                                       reported      plan       plan
                                       ---------    ------   ---------

North America                         $   429.7   $  15.5  $    445.2

International                             184.6         -       184.6
                                       ---------    ------   ---------

Net sales                             $   614.3   $  15.5   $   629.8
                                       =========    ======   =========


    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Catherine Fisher, 212-527-5727